Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-175274, 333-157820, 333-150816, 333-94997, 333-52604, 333-119877, 333-145246 and 333-146661 on Form S-8 of our reports dated February 27, 2015, relating to the 2014 consolidated financial statements and financial statement schedule (2014) of Immersion Corporation and subsidiaries (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 27, 2015